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Exhibit 99.1
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                                FOR:  Vitalink Pharmacy Services, Inc.

                            CONTACT:  Scott Macomber
                                      Vice President, Finance &
                                      Chief Financial Officer
                                      630/245-4800

                                      Robert P. Jones/Jill Ruja
                                      Media Relations: David Sassoon
                                      Morgan-Walke Associated
                                      212/950-5600

              VITALINK COMPLETES MERGER WITH TEAMCARE, GRANCARE'S
                       INSTITUTIONAL PHARMACY SUBSIDIARY

     Creates Second Largest Publicly-Traded Institutional Pharmacy Company

        Naperville, Illinois, February 13, 1997. Vitalink Pharmacy Services, Inc. (NYSE:VTK) announced today that it completed the merger with TeamCare, the pharmacy subsidiary of GranCare, Inc. (NYSE:GC). The strategic merger makes Vitalink the second largest publicly-traded institutional pharmacy company with revenues over $420 million.

        As previously announced, Vitalink issued approximately 11.6 million shares in exchange for all of the outstanding shares and stock options of GranCare. In addition, Vitalink funded the redemption or approximately $98 million of GranCare's 9 3/8% Senior subordinated Notes and assumed approximately $10 million or additional GranCare indebtedness. Vitalink will serve over 167,000 beds, or approximately 10% of total skilled nursing facility beds in the United States, through 56 pharmacy locations.

        Gene E. Burleson, Vitalink's new Chief Executive Officer said, "We are pleased to finalize the merger and believe the combination of the two entities will enhance our market position as we expand our geographic presence and customer base. We are optimistic about the operating efficiencies created through greater purchasing leverage as well as the consolidation of duplicate functions within both organizations. As the industry continues to consolidate, we believe our increased market position will allow us to take further advantage of acquisition opportunities."

        Vitalink will now provide medication, consulting and infusion services to approximately 167,000 institutional beds as well as to home infusion patients through its 56 institutional pharmacies and 4 regional infusion pharmacies.